Exhibit 99.1
Hooker Furniture Corporation Promotes George Revington
MARTINSVILLE, Va., Jan. 25, 2017 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ:HOFT) has promoted George Revington to Chief Operating Officer of Hooker Furniture Corporation, a new position.
In the role, Revington will be responsible for all operating divisions of Hooker Furniture and HMI. These include legacy brands Hooker Furniture Casegoods, Hooker Upholstery, Sam Moore and Bradington-Young. At HMI, which Hooker Furniture Corp. acquired last year, operating divisions include Pulaski Furniture, Samuel Lawrence, Prime Resources, Right 2 Home and Samuel Lawrence Hospitality.
Revington has been serving as Home Meridian Segment President. Prior to joining Home Meridian, Revington was president of Universal Furniture.
“George has done a very good job at HMI of utilizing data-driven analysis of their business, as the foundation to develop and implement strategies for growth in an ever-changing industry landscape,” said Paul B. Toms Jr., chairman and chief executive officer of Hooker Furniture Corp. “We are excited about him leading a similar strategic development for the combined companies, and are confident this will better position Hooker Furniture, Bradington-Young and Sam Moore for future growth,” he said.
“I’m excited about the opportunity to work with both of these great companies and see them continue to adapt and grow as the marketplace shifts,” Revington said. “We have an excellent team in place at both companies, and there are many opportunities to be more efficient and serve our customers better.”
Toms will retain responsibility for all corporate functions including Administration, Human Resources, Finance, Information Services as well as shareholder and Board Relations. Revington reports to Toms.
Toms said there are no other changes at the company. Michael Delgatti continues as President of Hooker Furniture’s legacy companies and now reports to Revington.
Hooker Furniture Corporation’s 2016 acquisition of Home Meridian International (HMI) ranks the combined companies as one of the top five sources for the U.S. furniture market. An importer of residential wood and metal furniture and a manufacturer and importer of upholstered furniture in the upper-medium price points, Hooker Furniture was founded in 1924 and is based in Martinsville, Va. The Home Meridian division addresses more moderate price points and channels of distribution. HMI brands include Pulaski Furniture, Samuel Lawrence Furniture, Prime Resources, Sourcing Solutions Group, Right 2 Home and Samuel Lawrence Hospitality. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. The company's stock is listed on the Nasdaq Global Select Market under the symbol HOFT. Please visit our websites at hookerfurniture.com, sammoore.com, homemeridian.com, slhco.com, pulaskifurniture.com, bradington-young.com.
For more information, contact:
Paul B. Toms, Chairman and Chief Executive Officer, Hooker Furniture;
Phone: 276-632-2133; ptoms@hookerfurniture.com